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Exhibit 11

ALLIN CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

     (Dollars in thousands, except per share data)

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
                                                                       Three Months         Three Months
                                                                          Ended                 Ended
                                                                         March 31,            March 31,
                                                                           2001                 2002
                                                                    ----------------      ---------------
Loss from continuing operations                                     $           (890)     $          (209)

(Loss) income from discontinued operations                                      (107)                   8
                                                                    ----------------      ---------------

Net loss                                                                        (997)                (201)

Accretion and dividends on preferred stock                                       161                  166
                                                                    ----------------      ---------------

Net loss attributable to common shareholders                        $         (1,158)     $          (367)
                                                                    ================      ===============

Loss per common share from continuing
        operations - basic and diluted                              $          (0.15)     $         (0.05)
                                                                    ----------------      ---------------

(Loss) income per common share from
        discontinued operations - basic and diluted                 $          (0.02)     $          0.00
                                                                    -----------------     ---------------

Net loss per common share - basic and diluted                       $          (0.17)     $         (0.05)
                                                                    ----------------      ---------------

Weighted average shares outstanding - basic and diluted                    6,963,388            6,967,339
                                                                    ----------------      ---------------
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